EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), made as of the first day of August, 1998, is entered into by Homes for America Holdings, Inc., a Nevada corporation with its principal business office at 680-3 West 246th Street, Riverdale, New York 10471 (the "Company"), and Mr. Robert A. MacFarlane, c/o The MacFarlane Company, Inc., a New York corporation with its principal business office at 680-3 West 246th Street, Riverdale, New York 10471 (the "Employee" or "MacFarlane"), replacing that certain Restated Consulting Agreement dated as of October 31, 1996, as amended and restated as of January 1, 1997, as of January 1, 1998, and again on July 1, 1998 (as in effect on the date hereof, the "Original Agreement"), by and between the Company and the Employee's controlled company, The MacFarlane Company, Inc. (the "Original Consultant"), which has assigned and surrendered its interest in the Original Agreement to the Employee directly.

         The Company has embarked upon a national program to acquire and rehabilitate high quality apartment projects and other multifamily or multiple unit residential projects, using where available tax-exempt or subsidized financing and tax credits available to such projects, especially for what is known in the industry as "affordable housing", and the Employee has an established working history in affordable housing and the multifamily real estate market and has represented some of the largest property owners operating in this industry.

         The Company desires to engage the Employee, and the Employee desires to be employed by and provide services to the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, including the previous performance by each party (or its predecessor) from the Commencement Date (described below), now ratified and accepted, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

          1.      TERM OF EMPLOYMENT.

         The Company hereby agrees to engage and employ the Employee, and the Employee hereby accepts employment with the Company, to provide the Services (described in Section 2 hereinbelow) upon the terms set forth in this Agreement, for the period that commenced on August 1, 1998 (the "Commencement Date"), and continuing to and including July 31, 2003, renewable thereafter for successive twelve (12) month periods, unless sooner terminated in accordance with the provisions of Section 4 (the "Employment Period"). Unless either party shall notify the other of its intention not to renew this Agreement before the day sixty (60) days prior to the last day of the then current term, it shall automatically renew for another twelve (12) month period on the same terms as then in effect.
          2. SERVICES; OFFICES; RESPONSIBILITY. (a) The Employee hereby agrees to provide real estate acquisition and development services, including the preparation and implementation of the Company's business plan, the identification in the national market of prospective acquisitions, the review and due diligence investigation of prospective properties (including the supervision of professional firms therefor), the negotiation and representation of the Company in the acquisitions and the related applications for financing (whether tax-exempt, government-subsidized, conventional, or other) therefor and property fundings, including equity and tax credit sales or joint ventures related to such acquisitions, the development of operation and management plans for acquired properties, and related matters as the business plan of the Company is implemented.

         (b) The Employee shall serve as President or Chief Executive Officer and as Director or in such other position as the Company or its Board of Directors (the "Board") may determine from time to time; provided however that his duties, obligations, and responsibilities shall not be materially changed without the written consent of the Employee.

         (c) The Officer is serving in these offices to demonstrate the real estate credentials of the Company and not to perform any services for the Company. The Officers will serve in the designated capacity only during the Employment Period and only to facilitate the delivery of the Services. To the extent an Officer receives Proprietary Information in this capacity he shall be governed by the provisions of Section 7 herein below.

         (d) The Employee shall operate out of the Company's business office in New York, New York, and shall not be transferred without his written consent. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by the Board or such other officer of the Company as may be designated by the Board or the bylaws of the Company. Subject to the terms of this Section 2 the Employee shall cooperate fully with the executive officers of the Company and the Board on all matters affecting the business of the Company. By endorsement the Employee hereby accepts such office and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him.

         (e) At all times during the performance of services under this Agreement the Company shall indemnify and hold harmless the Officer and the Employee against any claim, liability, expense, and charge therefor and shall defend him at Company expense in any proceeding related thereto (except for gross negligence or wilful misconduct of the indemnified person). This indemnification right shall survive termination of services under this Agreement.

          3.    PAYMENTS.

          3.1   BASE SALARY.

         (a) Beginning on the Commencement Date and thereafter for so long as the Employee shall continue to be engaged hereunder by the Company pursuant to the terms of this Agreement, the Company shall pay the Employee, in monthly installments, paid in advance on or before the tenth (10th) day of each month, for the period of engagement a monthly base salary (the "Base Salary") as follows:

         (1) For the period from August 1998 to December 1998: the sum of Fifteen Thousand Five Hundred Dollars ($15,500).

         (2) For the period from January to December in each succeeding year during the Term of this Agreement, the sum determined by the Board of Directors of the Company but in no event less than one hundred five per cent (105%) of the monthly Base Salary of the immediately preceding period.

          3.2 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all reasonable travel, entertainment, and other expenses incurred or paid by the Employee in connection with, or related to, the performance of its duties, responsibilities, or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers, and such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment, and other expenses may be fixed in advance, but not retroactively, by the Board.

          3.3 INDEMNIFICATION. At all times during the performance of services by the Employee under this Agreement the Company shall indemnify and hold harmless the Employee and the Officer against any claim, liability, expense, and charge therefor and shall defend Employee and the Officers at Company expense in any proceeding related thereto (except for gross negligence or wilful misconduct of Employee or the Officers). This indemnification right shall survive termination of services under this Agreement.

          3.4  UNRELATED TAX CREDIT FEES AND EXPENSE REIMBURSEMENT.

         The parties understand and agree that the Employee is the principal owner for the Original Consultant and that the Employee or the Original
Consultant or an affiliate thereof may receive separate compensation as consulting or brokerage fees for sales of tax credits for Company transactions supervised or conducted by the Employee or the Original Consultant and subject hereto. Such tax credit fees or commissions due to the Employee or to the Original Consultant for any acquisition, transfer, or sale by the Company or any of its affiliates, as well as the one-time expense reimbursement to F.C. Partners, an affiliate of the Employee, and described in Note 5 to the May 31, 1996, financial statements of the Company, are separate from monies due under this Agreement and no credit or set-off is allowed for such fees, commissions, or reimbursements against obligations of the Company hereunder.

          4. ENGAGEMENT TERMINATION. The engagement of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          4.1 Thirty (30) days after the death or disability of MacFarlane. As used in this Agreement, the term "disability" shall mean the inability of MacFarlane, due to a physical or mental disability, for either (a) a period of one hundred twenty (120) days, whether or not consecutive, during any 360-day period, or (b) a period of ninety (90) consecutive days to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

          4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2, cause for termination shall be deemed to exist upon (a) the willful engaging by the Employee in gross misconduct resulting in material injury to the Company or willful breach of fiduciary duty, or (b) the nonappealable conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee, to any crime involving moral turpitude or fraud. For purposes of this paragraph, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done, by it not in good faith and without reasonable belief that its act or omission was in the best interest of the Company or otherwise not likely to result in material injury thereto.

          4.3 At the election of the Company, in its sole discretion, upon not less than sixty (60) days prior written notice of termination.

          4.4 At the election of the Employee, in his sole discretion, upon not less than sixty (60) days prior written notice of termination.

          4.5 At the election of the Employee, upon failure of the Company to perform or observe any of the material terms or provisions of this Agreement, and the failure of the Company to cure such failure within fifteen (15) days after written notice of such failure and demand for performance has been given to the Company by the Employee, which notice and demand shall describe specifically in detail the nature of such alleged failure to perform or observe such material term or provision, provided that if cure is not possible within such fifteen (15) day period it shall suffice for the Company to commence and diligently pursue thereafter the cure within the shortest reasonable time.

          5.      EFFECT OF TERMINATION.

          5.1 TERMINATION FOR DEATH OR DISABILITY. If the Employee's engagement is terminated by death or because of death or disability pursuant to Section 4.1, the Company shall pay to the Employee the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of its engagement because of death or disability occurs.

          5.2 TERMINATION FOR CAUSE. In the event the Employee's engagement is terminated for cause pursuant to Section 4.2 the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of its actual engagement by the Company.

          5.3 TERMINATION FOR CAUSE OR AT ELECTION OF EITHER PARTY. In the event the Employee's engagement is terminated by the Company pursuant to Section 4.3 the Company shall remain liable to the Employee for the amount of compensation otherwise due under Section 3.1 through the end of the then current term (either through July 31, 2003, or the current renewal period thereafter) but without liability for costs or reimbursements for any costs incurred after the termination (other than indemnification pursuant to Section 3.3). In the event the Employee's employment is terminated at the election of the Employee pursuant to Section 4.4 or 4.5, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

          5.4 NO ADDITIONAL COMPENSATION UPON TERMINATION. Even if the Employee's employment hereunder is terminated under paragraphs 4.3 or 4.5, the Company shall not be obligated to pay the Employee any additional severance compensation other than the Base Salary and reimbursements through the date of termination.

          5.5 SURVIVAL. The provisions of Sections 2(e), 3.3, 5.3, 6, and 7 shall survive the termination of this Agreement.

          6. NON-COMPETE. (a) During the Employment Period and for a period of Two (2) Years after the termination or expiration thereof, or until the date (if earlier) Two (2) Years from the last day on which the Employee received compensation from the Company hereunder, the Employee (as employee or as Officer) will not directly or indirectly:
  (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venture, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing, or selling products or services of the kind or type developed or being developed, produced, marketed, or sold by the Company while the Employee (or the Officer, if applicable) was employed by the Company; provided that the limitations in this subsection 6(a)(i) shall not apply in the event the Employee is terminated pursuant to Section 4.3 or 4.5; or

  (ii) recruit, solicit, or induce, or attempt to, induce, any employee or employees of the Company to terminate their engagement with, or otherwise cease their relationship with, the Company; or

 (iii) solicit, divert, or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee (or Officer, as applicable) while employed by the Company.

         (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period or time, range of activities, or geographic area as to which it may be enforceable.

         (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee (and the Officers) to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The Company agrees and understands that the restrictions of this Section 6 do not apply to any commercial real estate brokerage activities of the Employee or the Original Consultant, whether now in process or later undertaken.

          7.      PROPRIETARY INFORMATION.

          7.1   PROPRIETARY INFORMATION.

         (a) Employee agrees that all information and know-how, whether or not in writing, of a private, secret, or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and member, customer, and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after its engagement, unless and until such Proprietary Information has become public knowledge without fault by the Employee, or to comply with the order of a court exercising jurisdiction of the matter.

         (b) Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into its custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of its duties for the Company.

         (c) Employee agrees that its obligation not to disclose or use information, know- how, and records of the types set forth in paragraphs (a) and
(b) above, also extends to such types of information, know-how, records, and tangible property of members of the Company or customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

          7.2 OTHER AGREEMENTS. Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of this engagement with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by him in confidence or in trust prior to his engagement with the Company.

          8. NOTICE. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

          9. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         11. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

         12. GOVERNING LAW. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Nevada.

         13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company or the Employee may be merged or which may succeed to its assets or business.

         14.      GENERAL PROVISIONS.

         14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

         14.3 In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         14.4 This Agreement shall be executed in two (2) counterparts each of which shall be deemed an original hereof and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above intending to be legally bound hereby.

COMPANY:
HOMES FOR AMERICA
HOLDINGS, INC.

By: s/s Robert MacFarlane                    ATTEST:
----------------------------                 [Corporate Seal]
Robert A. MacFarlane

Title: President                             By: s/s Richard J. Weiss
       ---------------------                     -------------------------------
                                                 Its: (Assistant) Secretary

EMPLOYEE:                                    WITNESS:
ROBERT A. MACFARLANE

s/s Robert A. MacFarlane                     s/s Richard J. Weiss
----------------------------                 -----------------------------------
Robert A. MacFarlane                         Richard J. Weiss